Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Record Third Quarter Financial Results;
Reaffirms Sales and Earnings Guidance for Fiscal 2021
Company announces acquisition to bolster the Hawthorne portfolio
•Company-wide third quarter sales increase 8% driven by Hawthorne growth of 48%
•U.S. Consumer sales decline 4% in Q3; Remain 19% higher year-to-date
•Consumer POS dollars up 4% entering August driven by POS unit growth of 8%
•Q3 GAAP EPS increases 12% to $4.00; Non-GAAP adjusted EPS up 5% to $3.98
•HydroLogic acquisition will add approximately $20 million in sales

MARYSVILLE, Ohio, August 4, 2021 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced company-wide third quarter sales growth of 8 percent driven by a 48 percent increase in the Hawthorne segment.

The Company reaffirmed its full-year guidance for its U.S. Consumer and Hawthorne segments as well as its outlook for adjusted earnings per share.

Separately, the Company announced a further strengthening of the Hawthorne Gardening Company portfolio with the acquisition of HydroLogic Purification Systems, a leading provider of products, accessories and systems for water filtration and purification. HydroLogic will add approximately $20 million in annualized sales.

“Our results in the third quarter continue to speak to the strength of our brands and the execution of our strategy,” said Jim Hagedorn, chairman and chief executive officer. “Despite difficult year-over-year comparisons, we saw record Q3 sales at Hawthorne with growth in all categories. Our U.S. Consumer business continued to excel despite a modest decline in sales compared with last year’s record levels.

“Even in the face of increasing distribution and commodity costs that are putting pressure on our gross margin rate, we remain on track to deliver the updated full-year guidance we provided in early June, which would result in both record sales and adjusted earnings.”

Third quarter details
For the period ended July 3, 2021, company-wide sales increased 8 percent to $1.61 billion. U.S. Consumer segment sales declined 4 percent to $1.05 billion from $1.09 billion. Hawthorne segment sales increased 48 percent to $421.9 million compared with $285.7 million. Due to the Company’s fiscal calendar, the third quarter of 2021 began six days later than the third quarter of fiscal 2020, and those six days fell during the peak lawn and garden selling season. The impact of the shift was a decline in sales for the quarter of approximately $115 million on a company-wide basis.

Segment income decreased 16 percent for U.S. Consumer to $264.4 million and improved 37 percent for Hawthorne to $51.9 million.

“Hawthorne saw growth in every product category and every major geographic market,” Hagedorn said. “We continue to enjoy tremendous success, especially with our signature brands, as growers see the benefit of our innovation and full-service approach. North America lighting continues to be a strong driver of growth with sales up 77 percent in the quarter. Nutrient sales increased 54 percent, and growing media improved 33 percent. More importantly, our brands – Gavita, General Hydroponics, Mother Earth and Botanicare – significantly outperformed our distributed brands in each of their respective categories.

“In the U.S. Consumer business, consumer purchases of our products, as measured in dollars, declined 1 percent in the quarter but remain up 4 percent on a year-to-date basis. As measured in units, which aligns more closely with our sales and is a more accurate reflection this year of consumer engagement, POS was up 5 percent in the quarter and is up 8 percent year-to-date.”

For the quarter, the company-wide GAAP and non-GAAP adjusted gross margin rates were 30.7 percent and 30.8 percent, respectively. Both compare to 35.3 and 36.1 percent, respectively, in the prior year. The declines were due primarily to higher distribution and commodity costs as well as segment mix due to the growth in the lower-margin Hawthorne segment. Those pressures were partially offset by higher pricing.

SG&A decreased 18 percent to $194.1 million primarily due to lower accruals for annual incentive compensation payments.

Interest expense increased $1.6 million on a year-over-year basis to $21.9 million, driven by an increase in borrowings. The Company said its debt-to-EBITDA ratio at the end of the quarter was approximately 2.19 times.

GAAP income from continuing operations was $229.8 million, or $4.00 per diluted share, compared with $204.3 million, or $3.57 per diluted share, in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $228.6 million, or $3.98 per diluted share, compared with $216.8 million, or $3.80 per diluted share.

Year-to-date details
Company-wide sales for the first nine months increased 29 percent to $4.19 billion compared with $3.24 billion a year ago. Sales in the U.S. Consumer segment increased 19 percent, to $2.83 billion. Hawthorne sales increased 60 percent to $1.10 billion.

The GAAP gross margin rate on a year-to-date basis was 32.1 percent. The non-GAAP adjusted rate was 32.6 percent. These compare with 34.9 and 35.4 percent, respectively, last year. The reasons for the year-to-date decline are consistent with the factors that drove third quarter results with the added benefit of improved fixed cost leverage. SG&A was $582.3 million, a 5 percent increase from 2020, driven primarily by higher investment in both U.S. Consumer and Hawthorne offset by lower year-to-date accruals for variable compensation.

Interest expense decreased $5.7 million to $57.3 million due to lower average interest rates, partially offset by an increase in borrowings.

GAAP income from continuing operations was $566.0, or $9.90 per diluted share, compared with $382.8 million, or $6.74 per diluted share, in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $573.1 million, or $10.04 per share, compared with $408.2 million, or $7.20 per diluted share.

Full-year outlook
The Company maintained its guidance of 17 to 19 percent sales growth with the U.S. Consumer segment expected to grow 7 to 9 percent in fiscal 2021 and Hawthorne sales expected to increase 40 to 45 percent. Guidance for non-GAAP adjusted earnings per share was also reaffirmed in a range of $9.00 to $9.30. The gross margin rate is now expected to decline 250 to 275 basis points, with SG&A expected to be flat to slightly down on a full-year basis.

“The continued pressure from commodity prices is likely to result in a lower gross margin rate than we expected when we last updated our guidance in June,” said Cory Miller, senior vice president and interim chief financial officer. “However, we’re finding offsets to that pressure that are allowing us to maintain our earnings guidance on a full-year basis.”

Acquisition of HydroLogic
HydroLogic Purification Systems, based in Santa Cruz, Calif., is a leading provider of products, accessories and systems for water filtration and purification in the cannabis industry. HydroLogic will expand the Hawthorne signature brand portfolio with water filtration and purification products. Commercial growers comprise approximately half of HydroLogic sales and typically require custom builds for their water purification and filtration needs.

Under the terms of the deal, Hawthorne will acquire the business assets and operations of HydroLogic for $65 million. Hawthorne intends to retain the Santa Cruz facility, which includes distribution and assembly.

“This is a small but strategic acquisition that strengthens our portfolio of signature brands and our relationship with commercial growers,” Hagedorn said. “We continue to pursue an active pipeline of M&A opportunities for both Hawthorne and our U.S. Consumer business and are optimistic we’ll have other transactions to announce in the months ahead.”

Conference Call and Webcast Scheduled for 9 a.m. ET Today, August 4
The Company will discuss results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please call 1-866-337-5532 (Confirmation Code: 2106695). A replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 15 days. A live webcast of the call and the press release will be available on the Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $4.1 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption;
•Hagedorn Partnership, L.P. beneficially owns approximately 25% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Executive Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	July 3, 2021	June 27, 2020	% Change	July 3, 2021	June 27, 2020	% Change
Net sales		$1,609.7	$1,492.7	8%	$4,187.2	$3,241.3	29%
Cost of sales		1,114.3	954.3		2,822.2	2,094.9
Cost of sales—impairment, restructuring and other		0.8	11.7		22.2	15.3
Gross profit		494.6	526.7	(6)%	1,342.8	1,131.1	19%
% of sales		30.7%	35.3%		32.1%	34.9%
Operating expenses:
Selling, general and administrative		194.1	237.7	(18)%	582.3	553.1	5%
Impairment, restructuring and other		0.5	4.2		3.7	2.0
Other (income) expense, net		(2.1)	0.3		(3.4)	0.4
Income from operations		302.1	284.5	6%	760.2	575.6	32%
% of sales		18.8%	19.1%		18.2%	17.8%
Equity in income of unconsolidated affiliates		(21.5)	—		(20.0)	—
Costs related to refinancing		—	—		—	15.1
Interest expense		21.9	20.3		57.3	63.0
Other non-operating income, net		(1.2)	(1.9)		(17.3)	(7.3)
Income from continuing operations before income taxes		302.9	266.1	14%	740.2	504.8	47%
Income tax expense from continuing operations		73.1	61.8		174.2	122.0
Income from continuing operations		229.8	204.3	12%	566.0	382.8	48%
Income (loss) from discontinued operations, net of tax		(3.9)	(1.0)		(4.7)	1.6
Net income		$225.9	$203.3		$561.3	$384.4
Net income attributable to noncontrolling interest		—	(0.5)		(0.9)	(0.9)
Net income attributable to controlling interest		$225.9	$202.8		$560.4	$383.5

Basic income (loss) per common share:	(1)
Income from continuing operations		$4.12	$3.67	12%	$10.15	$6.86	48%
Income (loss) from discontinued operations		(0.07)	(0.02)		(0.09)	0.03
Net income		$4.05	$3.65		$10.06	$6.89

Diluted income (loss) per common share:	(2)
Income from continuing operations		$4.00	$3.57	12%	$9.90	$6.74	47%
Income (loss) from discontinued operations		(0.06)	(0.02)		(0.09)	0.02
Net income		$3.94	$3.55		$9.81	$6.76

Common shares used in basic income (loss) per share calculation		55.8	55.6	—%	55.7	55.7	—%
Common shares and potential common shares used in diluted income (loss) per share calculation		57.4	57.1	1%	57.1	56.7	1%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(3)	$228.6	$216.8	5%	$573.1	$408.2	40%
Adjusted diluted income per common share from continuing operations	(2) (3)	$3.98	$3.80	5%	$10.04	$7.20	39%
Adjusted EBITDA	(3)	$357.1	$345.1	3%	$911.7	$704.7	29%
Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

During the first quarter of fiscal 2021, the Company changed its internal organization structure such that AeroGrow International, Inc. (“AeroGrow”) is now managed by and reported within the U.S. Consumer segment. Within the U.S. Consumer segment, AeroGrow is integrated into the Company’s overall direct to consumer focus and strategy. AeroGrow was previously managed by and reported within the Hawthorne segment. The prior period amounts have been reclassified to conform with the new organization structure.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	July 3, 2021	June 27, 2020	% Change	July 3, 2021	June 27, 2020	% Change
Net Sales:
U.S. Consumer	$1,046.2	$1,093.0	(4)%	$2,828.4	$2,371.7	19%
Hawthorne	421.9	285.7	48%	1,095.1	685.9	60%
Other	141.6	114.0	24%	263.7	183.7	44%
Consolidated	$1,609.7	$1,492.7	8%	$4,187.2	$3,241.3	29%

Segment Profit (Non-GAAP):
U.S. Consumer	$264.4	$313.8	(16)%	$745.6	$648.2	15%
Hawthorne	51.9	37.8	37%	133.7	74.2	80%
Other	26.8	14.4	86%	44.4	14.8	200%
Total Segment Profit (Non-GAAP)	343.1	366.0	(6)%	923.7	737.2	25%
Corporate	(31.9)	(57.8)		(114.6)	(120.7)
Intangible asset amortization	(7.8)	(7.8)		(23.0)	(23.6)
Impairment, restructuring and other	(1.3)	(15.9)		(25.9)	(17.3)
Equity in income of unconsolidated affiliates	21.5	—		20.0	—
Costs related to refinancing	—	—		—	(15.1)
Interest expense	(21.9)	(20.3)		(57.3)	(63.0)
Other non-operating income, net	1.2	1.9		17.3	7.3
Income from continuing operations before income taxes (GAAP)	$302.9	$266.1	14%	$740.2	$504.8	47%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 3, 2021	June 27, 2020	September 30, 2020

ASSETS
Current assets:
Cash and cash equivalents	$58.3	$48.3	$16.6
Accounts receivable, net	1,058.0	1,147.9	497.1
Inventories	962.8	493.1	621.9
Prepaid and other current assets	146.9	89.5	81.0
Total current assets	2,226.0	1,778.8	1,216.6
Investment in unconsolidated affiliates	224.5	—	—
Property, plant and equipment, net	582.6	533.2	560.0
Goodwill	547.1	540.0	544.1
Intangible assets, net	677.8	685.3	679.2
Other assets	363.1	339.5	380.6
Total assets	$4,621.1	$3,876.8	$3,380.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$53.7	$206.4	$66.4
Accounts payable	467.9	310.5	391.0
Other current liabilities	515.2	589.8	493.0
Total current liabilities	1,036.8	1,106.7	950.4
Long-term debt	2,132.0	1,516.0	1,455.1
Other liabilities	329.9	250.2	272.1
Total liabilities	3,498.7	2,872.9	2,677.6
Equity	1,122.4	1,003.9	702.9
Total liabilities and equity	$4,621.1	$3,876.8	$3,380.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended July 3, 2021				Three Months Ended June 27, 2020
	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)
Gross profit	$494.6	$—	$(0.8)	$495.4	$526.7	$—	$(11.7)	$—	$538.4
Gross profit as a % of sales	30.7%			30.8%	35.3%				36.1%
Income from operations	302.1	—	(1.3)	303.4	284.5	—	(15.9)	—	300.4
Income from operations as a % of sales	18.8%			18.8%	19.1%				20.1%
Income from continuing operations before income taxes	302.9	—	(1.3)	304.2	266.1	—	(15.9)	(0.8)	282.8
Income tax expense from continuing operations	73.1	—	(2.5)	75.6	61.8	—	(3.5)	(0.2)	65.5
Income from continuing operations	229.8	—	1.2	228.6	204.3	—	(12.4)	(0.6)	217.3
Net income attributable to controlling interest	225.9	(3.9)	1.2	228.6	202.8	(1.0)	(12.4)	(0.6)	216.8
Diluted income per common share from continuing operations	4.00	—	0.02	3.98	3.57	—	(0.22)	(0.01)	3.80

Calculation of Adjusted EBITDA (3):	Three Months Ended July 3, 2021	Three Months Ended June 27, 2020
Net income (GAAP)	$225.9	$203.3
Income tax expense from continuing operations	73.1	61.8
Income tax benefit from discontinued operations	(8.3)	(1.0)
Loss on contingent consideration from discontinued operations	12.2	—
Interest expense	21.9	20.3
Depreciation	15.7	15.3
Amortization	7.8	7.8
Impairment, restructuring and other charges from continuing operations	1.3	15.9
Other non-operating expense, net	—	0.8
Interest income	(0.6)	(1.9)
Share-based compensation expense	8.1	22.8
Adjusted EBITDA (Non-GAAP)	$357.1	$345.1

Note: See accompanying footnotes on page 9.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Nine Months Ended July 3, 2021					Nine Months Ended June 27, 2020
	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Other Non- Operating	Costs Related to Refinancing	Adjusted (Non- GAAP)
Gross profit	$1,342.8	$—	$(22.2)	$—	$1,365.0	$1,131.1	$—	$(15.3)	$—	$—	$1,146.4
Gross profit as a % of sales	32.1%				32.6%	34.9%					35.4%
Income from operations	760.2	—	(25.9)	—	786.1	575.6	—	(17.3)	—	—	592.9
Income from operations as a % of sales	18.2%				18.8%	17.8%					18.3%
Income from continuing operations before income taxes	740.2	—	(25.9)	12.6	753.5	504.8	—	(17.3)	(0.8)	(15.1)	538.0
Income tax expense from continuing operations	174.2	—	(8.3)	3.0	179.5	122.0	—	(2.3)	(0.2)	(4.4)	128.9
Income from continuing operations	566.0	—	(17.6)	9.6	574.0	382.8	—	(15.0)	(0.6)	(10.7)	409.1
Net income attributable to controlling interest	560.4	(4.7)	(17.6)	9.6	573.1	383.5	1.6	(15.0)	(0.6)	(10.7)	408.2
Diluted income per common share from continuing operations	9.90	—	(0.31)	0.17	10.04	6.74	—	(0.26)	(0.01)	(0.19)	7.20

Calculation of Adjusted EBITDA (3):	Nine Months Ended July 3, 2021	Nine Months Ended June 27, 2020
Net income (GAAP)	$561.3	$384.4
Income tax expense from continuing operations	174.2	122.0
Income tax benefit from discontinued operations	(7.4)	—
Loss on contingent consideration from discontinued operations	12.2	—
Costs related to refinancing	—	15.1
Interest expense	57.3	63.0
Depreciation	47.0	45.4
Amortization	23.0	23.6
Impairment, restructuring and other charges from continuing operations	25.9	17.3
Impairment, restructuring and other charges (recoveries) from discontinued operations	—	(3.1)
Other non-operating (income) expense, net	(12.6)	0.8
Interest income	(3.2)	(5.6)
Share-based compensation expense	34.0	41.8
Adjusted EBITDA (Non-GAAP)	$911.7	$704.7

Note: See accompanying footnotes on page 9.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.
(2)Diluted income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted net income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at July 3, 2021) and an interest coverage ratio (minimum of 3.00 for the twelve months ended July 3, 2021).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three and nine months ended July 3, 2021, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•The World Health Organization recognized a novel strain of coronavirus (“COVID-19”) as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. In response to the COVID-19 pandemic, the Company has implemented additional measures intended to both protect the health and safety of its employees and maintain its ability to provide products to its customers. During the three and nine months ended July 3, 2021, the Company incurred costs of $1.5 million and $22.5 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $0.4 million and $3.6 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the COVID-19 pandemic primarily related to premium pay. These direct and incremental costs were excluded from the Company’s non-GAAP financial measures because they

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

are not comparable from one period to the next and are not expected to be part of the ongoing operations of the Company’s underlying business.
•On December 31, 2020, pursuant to the terms of the Contribution and Unit Purchase Agreement between the Company and Alabama Farmers Cooperative, Inc. (“AFC”), the Company acquired a 50% equity interest in the Bonnie Plants business through a newly formed joint venture with AFC (“Bonnie Plants, LLC”) in exchange for a cash payment of $100.7 million, forgiveness of the Company’s outstanding loan receivable with AFC and termination of the Company’s options to increase its economic interest in the Bonnie Plants business. The Company’s loan receivable with AFC, which was previously recognized in the “Other assets” line in the Condensed Consolidated Balance Sheets, had a carrying value of $66.4 million on December 31, 2020 and the Company recognized a gain of $12.5 million during the first quarter of fiscal 2021 to write-up the value of the loan to its closing date fair value in the “Other non-operating income, net” line in the Condensed Consolidated Statements of Operations. The Company’s interest in Bonnie Plants, LLC had an initial fair value of $202.9 million and is recorded in the “Investment in unconsolidated affiliates” line in the Condensed Consolidated Balance Sheets. The Company’s interest is accounted for using the equity method of accounting, with the Company’s proportionate share of Bonnie Plants, LLC earnings subsequent to December 31, 2020 reflected in the Condensed Consolidated Statements of Operations.

For the three and nine months ended June 27, 2020, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and nine months ended June 27, 2020, the Company incurred costs of $12.2 million and $15.3 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $4.3 million and $5.0 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the COVID-19 pandemic primarily related to premium pay.
•During the three and nine months ended June 27, 2020, the Company received zero and $2.6 million, respectively, from the final settlement of escrow funds related to a previous Hawthorne acquisition that was recognized in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•On October 23, 2019, the Company redeemed all of its outstanding 6.000% Senior Notes for a redemption price of $412.5 million, comprised of $0.5 million of accrued and unpaid interest, $12.0 million of redemption premium, and $400.0 million for outstanding principal amount. The $12.0 million redemption premium was recognized in the “Costs related to refinancing” line in the Condensed Consolidated Statements of Operations during the first quarter of fiscal 2020. Additionally, the Company had $3.1 million in unamortized bond issuance costs associated with the 6.000% Senior Notes, which were written-off during the first quarter of fiscal 2020 and were recognized in the “Costs related to refinancing” line in the Condensed Consolidated Statements of Operations.
•The Company recognized insurance recoveries of zero and $1.5 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation during the three and nine months ended June 27, 2020, respectively, in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2021 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.